EXHIBIT (A)
ARTICLES OF INCORPORATION
OF
AGE REVERSAL, INC.
ARTICLE I
INCORPORATOR
     The undersigned, Steven T. Anapoell, whose address is 3161 Michelson Drive, Suite 1000, Irvine, CA 92612, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.
ARTICLE II
NAME
     The name of the corporation is Age Reversal, Inc. (the “Company”)
ARTICLE III
PURPOSE
     The purpose for which the Company is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE IV
RESIDENT AGENT AND PRINCIPAL OFFICE
     The name of the resident agent of the Corporation in Maryland is CSC-Lawyers Incorporation Service Company whose address is 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporation Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.
ARTICLE V
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
COMPANY AND OF THE STOCKHOLDERS AND DIRECTORS
     Section 5.1 Number, Vacancies and Classification of Directors. The business and affairs of the Company shall be managed under the direction of the Board of Directors. The number of Directors of the Company initially shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name of the initial director who shall serve until the first annual meeting of stockholders and until his successor is duly elected and qualified is David Kekich.

          The initial Director may increase the number of Directors and may fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.
          At such time as the Company elects to be a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), a majority of the Board of Directors shall be Independent Directors, except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor. A Director is considered independent if he is not an “interested person” as that term is defined under Section 2(a)(19) of the Investment Company Act.
          The Company elects, at such time as the Company becomes eligible to make an election provided for under Section 3-802(b) of the MGCL, that, subject to applicable requirements of the Investment Company Act and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualified.
          On the first date on which the Company shall have more than one stockholder of record, the Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualified. At each annual meeting of the stockholders, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified. Directors may be elected to an unlimited number of successive terms.
     Section 5.2 Extraordinary Actions. Except as specifically provided in Section 5.9 (relating to removal of Directors), and in Section 7.2 (relating to certain actions and certain amendments to the Charter), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

     Section 5.3 Election of Directors. Except as otherwise provided in the Bylaws of the Company, each Director shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon.
     Section 5.4 Quorum. The presence in person or by proxy of the holders of shares of stock of the Company entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by such classes or series on such a matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.
     Section 5.5 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.
     Section 5.6 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of shares of stock of the Company shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Company or any other security of the Company which it may issue or sell.
     Section 5.7 Appraisal Rights. No holder of stock of the Company shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.
     Section 5.8 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Company and every holder of shares of its stock: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required by the Charter to be determined by the Board of Directors; provided, that (i) for so long as the shares of Common Stock of the Company do not qualify as “covered securities” as defined by Section 18 of the Securities Act of 1933, as amended (the “Securities Act”), any conflict between the MGCL and the provisions set forth in the North American Securities Administrators Association (“NASAA”) Omnibus Guidelines; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or the Bylaws or otherwise to be determined by the Board of Directors; and (ii) to the extent the Board of Directors determines that the MGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines, NASAA Omnibus Guidelines control to the extent any provisions of the MGCL are not mandatory.
     Section 5.9 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of Directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.
ARTICLE VI
STOCK
     Section 6.1 Authorized Shares. The Company has authority to issue 200,000,000 shares of stock initially consisting of 200,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”). All stock shall be fully paid and nonassessable when issued, and the Company shall not make any mandatory Assessment against any stockholder beyond such stockholder’s subscription commitment. The aggregate par value of all authorized shares of stock having par value is $200,000. If shares of one class of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article VI, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Company has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire Board of Directors without any action by the stockholders of the Company, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue.

     Section 6.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.
     Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, in one or more classes or series of stock, including Preferred Stock (“Preferred Stock”).
     Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (i) designate that class or series to distinguish it from all other classes and series of stock of the Company; (ii) specify the number of shares to be included in the class or series; (iii) set or change, subject to the express terms of any class or series of stock of the Company outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Company to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the Charter document filed with the SDAT.
     Section 6.5 Deferred Payments. The Company shall not have authority to make arrangements for deferred payments on account of the purchase price of the Company’s stock unless all of the following conditions are met: (i) such arrangements are warranted by the Company’s investment objective; (ii) the period of deferred payments coincides with the anticipated cash needs of the Company; (iii) the deferred payments shall be evidenced by a promissory note of the stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment and (iv) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Company shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a stockholder, the stockholder may be subjected to a reasonable penalty.
     Section 6.6 Charter and Bylaws. All persons who shall acquire stock in the Company shall acquire the same subject to the provisions of the Charter and the Bylaws. The Board of Directors of the Company shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.
ARTICLE VII
AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS
     Section 7.1 Amendments Generally. The Company reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, Directors and officers are granted subject to this reservation.
     Section 7.2 Approval of Certain Extraordinary Actions and Charter Amendments.
          (a) Required Votes. The affirmative vote of the holders of shares entitled to cast at least eighty percent (80%) of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:
               (i) Any amendment to the Charter of the Company to make the Company’s Common Stock a “redeemable security” or the conversion of the Company, whether by amendment to the Charter, merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the Investment Company Act);
               (ii) The liquidation or dissolution of the Company and any amendment to the Charter of the Company to effect any such liquidation or dissolution; and
               (iii) Any amendment to Section 5.1, Section 5.2, Section 5.9, Section 7.1 or this Section 7.2; provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least majority of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast shall be sufficient to approve such matter.
     Section 7.3 Applicability of Certain Provisions. Notwithstanding anything to the contrary set forth in this Charter, if and to the extent the Company’s shares of Common Stock are qualified as “covered securities” as defined by Section 18 of the Securities Act, the following Sections or Articles of this Charter shall not apply and shall be of no force and effect: (i) Section 6.5, (ii) Section 8.1, (iii) Sections 8.3(b) and (c), (iv) Section 8.4 (v) Article IX, (vi) Article X, (vii) Article XI, (viii) Article XII, and (ix) Article XIII.
ARTICLE VIII
LIMITATION OF LIABILITY; INDEMNIFICATION
AND ADVANCE OF EXPENSES
     Section 8.1 Limitation of Stockholder Liability. No stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company’s assets or the affairs of the Company by reason of being a stockholder.
     Section 8.2 Limitation of Director and Officer Liability. To the fullest extent permitted by Maryland law, subject to any limitation set forth under the federal securities laws, or in this Article VIII, no Director or officer of the Company shall be liable to the Company or its stockholders for money damages. Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this

Section 8.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
     Section 8.3
          (a) Indemnification. Subject to compliance with the 1940 Act and any limitations set forth in paragraph (b) or (c) below or, with respect to the advancement of expenses, Section 8.4, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, (ii) any individual who, while a Director or officer of the Company and at the request of the Company, serves or has served as a Director, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, or (iii) the Adviser or any of its Affiliates acting as an agent of the Company (each such person an “Indemnitee”), in each case to the fullest extent permitted by Maryland law. The Company may, with the approval of the Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a Person who served a predecessor of the Company in any of the capacities described in (i) or (ii) above and to any employee or agent of the Company or a predecessor of the Company. The Board of Directors may take such action as is necessary to carry out this Section 8.3(a). No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
          (b) Notwithstanding anything to the contrary contained in paragraph (a) above, the Company shall not provide for indemnification of an Indemnitee pursuant to paragraph (a) for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:
     (i) The Company has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company;
     (ii) The Indemnitee was acting on behalf of or performing services for the Company;
     (iii) Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a Director (other than an Independent Director), the Adviser or an Affiliate of the Adviser or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director; and
     (iv) Such indemnification or agreement to hold harmless is recoverable only out of assets and not from the stockholders.

Notwithstanding the foregoing, this paragraph (b) and paragraph (c) below shall not apply, and shall be of no force or effect, if and to the extent the shares of the Company’s Common Stock are qualified as “covered securities,” within the meaning of Section 18 of the Securities Act.
          (c) Notwithstanding anything to the contrary contained in paragraph (a) above, the Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee pursuant to paragraph (a) unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (“SEC”) and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
     Section 8.4 Payment of Expenses. Subject to compliance with the 1940 Act, the Company shall pay or reimburse reasonable legal expenses and other costs incurred by a Director, an officer, the Adviser or any Affiliate of the Adviser in advance of final disposition of a proceeding if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) such Person provides the Company with written affirmation of such Person’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by Section 8.3 hereof has been met; (iii) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his capacity as such, a court of competent jurisdiction approves such advancement; and (iv) such Person provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, in cases in which such Person is found not to be entitled to indemnification.
     Section 8.5 Express Exculpatory Clauses in Instruments. Neither the stockholders nor the Directors, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being stockholders, Directors, officers, employees or agents of the Company, and all Persons shall look solely to the Company’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Company be liable to anyone as a result of such omission.
     Section 8.6 Limitation on Indemnification. As required under the 1940 Act, no provision of this Article VIII shall be effective to protect or purport to protect any Director or officer of the Company against liability to the Company or its stockholders to which he would otherwise be subject by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.
     Section 8.7 Amendment or Repeal. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
     Section 8.8 Non-exclusivity. The indemnification and advancement of expenses provided or authorized by this Article VIII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the bylaws, a resolution of stockholders or Directors, an agreement or otherwise.
ARTICLE IX
ADVISER
     Section 9.1 Supervision of Adviser.
          (a) The Board of Directors may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Company, to act as agent for the Company, to execute documents on behalf of the Company and to make executive decisions that conform to general policies and principles established by the Board of Directors. The Board of Directors shall monitor the Adviser to assure that the administrative procedures, operations and programs of the Company are in the best interests of the stockholders and are fulfilled and that the expenses incurred, including Front End Fees, shall be reasonable and shall comply with the requirements set forth in the Investment Advisory and Administrative Services Agreement.
          (b) The Board of Directors is responsible for determining that compensation paid to the Adviser is reasonable in relation to the nature and quality of services performed and the investment performance of the Company and that the provisions of the investment advisory agreement are being carried out. The Board of Directors may consider all factors that they deem relevant in making these determinations. So long as the Company is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the participation in net gains allowed by the 1940 Act.
     Section 9.2 Acquisition Fees. Unless otherwise provided in any resolution adopted by the Board of Directors, the Company may pay the Adviser and its Affiliates fees for the review and evaluation of potential investments; provided, however, that the Board of Directors shall conclude that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable.
ARTICLE X
INVESTMENT OBJECTIVE AND LIMITATIONS
     Section 10.1 Investment Objective. The Company’s investment objective is to maximize total return. The Independent Directors shall review the investment policies of the

Company with sufficient frequency (not less often than annually) to determine that the policies being followed by the Company are in the best interests of its stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board of Directors.
     Section 10.2 Investments in Other Programs
          (a) The Company shall not invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, unless the Company, alone or together with any publicly registered Affiliate of the Company meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Company from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.
          (b) The Company shall have the authority to invest in general partnerships or joint ventures with other publicly registered Affiliates of the Company if all of the following conditions are met: (i) the Affiliate and the Company have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the general partnership or joint venture to the Advisers in each Company that invests in such partnership or joint venture is substantially identical; (iv) each of the Company and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the joint venture; (v) the investment of each of the Company and its Affiliate is on substantially the same terms and conditions; and (vi) any prospectus of the Company in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions since neither the Company nor its Affiliate controls the partnership or joint venture, and the potential risk that while a the Company or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.
          (c) The Company shall have the authority to invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Company only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section 11(a) of the Investment Advisory and Administrative Services Agreement prior to the closing of the offering period of the Company; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Company has a right of first refusal to buy if the Adviser wishes to sell assets held in the joint venture; and (v) any prospectus of the Company in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions.
          (d) The Company may be structured to conduct operations through separate single-purpose entities managed by the Adviser (multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Any agreements regarding such arrangements shall accompany any prospectus of the Company, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organization and Offering expenses, fees payable to the Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Company and the stockholders; and (iii) there will be no diminishment in the voting rights of the stockholders.
          (e) Other than as specifically permitted in subsections (b), (c) and (d) above, the Company shall not invest in general partnerships or joint ventures with Affiliates.
          (f) The Company shall be permitted to invest in general partnership interests of limited partnerships only if the Company, alone or together with any publicly registered Affiliate of the Company meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above, the Adviser is not entitled to any duplicate fees, no additional compensation beyond that permitted under applicable law is paid to the Adviser, and the agreement of limited partnership or other applicable agreement complies with this Section 10.2.
ARTICLE XI
STOCKHOLDERS
     Section 11.1 Voting Rights of Stockholders. Subject to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations, upon a vote by the holders of a majority of the shares entitled to vote on a matter, except as otherwise required by law, stockholders may, without the necessity for concurrence by the Adviser, direct that the Company: (i) amend the Investment Advisory Agreement; (ii) remove the Adviser and elect a new Adviser; (iii) dissolve the Company; or (iv) approve or disapprove the sale of all or substantially all of the assets of the Company when such sale is to be made other than in the ordinary course of the Company’s business. Without approval of holders of a majority of shares entitled to vote on the matter, the Company shall not permit the Adviser to: (i) amend the investment advisory agreement except for amendments that do not adversely affect the interests of the stockholders; (ii) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the stockholders; (iii) appoint a new Adviser; (iv) sell all or substantially all of the Company’s assets other than in the ordinary course of business; or (v) cause the merger or other reorganization of the Company. With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the stockholders regarding the removal of the Adviser or regarding any transaction between the Company and the Adviser. In determining the existence of the requisite percentage of the Company’s shares entitled to vote on the matter and necessary to approve a matter on which the Adviser may not vote or consent pursuant to this Section 11.1, any shares of the Company’s stock entitled to vote on the matter and owned by the Adviser shall not be included.
     Section 11.2 Right of Inspection. Any stockholder and any designated representative thereof shall be permitted access to the records of the Company to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Company’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours. Information regarding stockholders’ right to access to the Company’s records pertaining to its stockholders is set forth in the Company’s Bylaws.
     Section 11.3 Reports.
          (a) The Directors, including the Independent Directors, shall take reasonable steps to insure that the Company shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, to each stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the commencement of the Company’s initial public offering that shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) a report of the activities of the Company during the period covered by the report; (iii) where forecasts have been provided to the stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to stockholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds of the offering originally obtained from the stockholders. Such annual report must also contain a breakdown of the costs reimbursed to the Adviser. The Directors shall take reasonable steps to ensure that, (i) within the scope of the annual audit of the Adviser’s financial statements, the independent certified public accountants preparing such annual report will issue a special report on the allocation of such costs to the Company in accordance with the investment advisory agreement, (ii) the special report shall be in accordance with the American Institute of Certified Public Accountants United States Auditing Standards (or the standards of any successor thereto) relating to special reports, (iii) the additional costs of such special report will be itemized and may be reimbursed to the Adviser by the Company in accordance with this Section only to the extent that such reimbursement, when added to the cost for administrative services rendered, does not exceed the competitive rate for such services as determined above, (iv) the special report shall at minimum provide: a review of the time records of individual employees, the costs of whose services were reimbursed; and a review of the specific nature of the work performed by each such employee, and (v) the prospectus, prospectus supplement or periodic report as filed with the SEC shall disclose in tabular form an itemized estimate of such proposed expenses for the next fiscal year together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.
          (b) The Directors, including the Independent Directors, shall take reasonable steps to insure that the Company shall cause to be prepared and mailed or delivered to each stockholder within 60 days after the end of each fiscal quarter of the Company, a report containing the same financial information contained in the Company’s Quarterly Report on Form 10-Q filed by the Company under the Securities Exchange Act of 1934.
          (c) The Directors, including the Independent Directors, shall take reasonable steps to insure that the Company shall cause to be prepared and mailed or delivered within 75 days after the end of each fiscal year of the Company to each Person who was at any time during such fiscal year a stockholder all information necessary for the preparation of the stockholders’ federal income tax returns.
          (d) If stock has been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above; then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Company in response to any defaults, and a discussion and analysis of the impact on capital requirements of the Company.
ARTICLE XII
ROLL-UP TRANSACTIONS
     Section 12.1 Roll-up Transactions. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Company’s assets shall be obtained from a competent Independent Expert. The Company’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Company and the stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to stockholders who vote against the proposed Roll-Up Transaction the choice of:
     (a) Accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or
     (b) One of the following:
     (i) Remaining as stockholders and preserving their interests therein on the same terms and conditions as existed previously; or

     (ii) Receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of the net assets of the Company.
     The Company is prohibited from participating in any proposed Roll-Up Transaction:
          (a) That would result in the stockholders having voting rights in a Roll-Up Entity that are less than the rights provided for in the second sentence of Section 11.1 hereof;
          (b) That includes provisions that would operate as a material impediment to, or frustration of, the accumulation of stock by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the stock held by that investor;
          (c) In which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Section 11.2 hereof; or
          (d) In which any of the costs of the Roll-Up Transaction would be borne by the Company if the Roll-Up Transaction is rejected by the stockholders.
ARTICLE XIII
DEFINITIONS
     As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:
     Acquisition Expenses. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Company, the Advisor, or any Affiliate of either in connection with the initial purchase or acquisition of assets by the Company, including, without limitation, legal fees and expenses, travel and communications expenses, accounting fees and expenses, any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.
     Acquisition Fee. The term “Acquisition Fee” shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Adviser) in connection with the initial purchase or acquisition of assets by the Company. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.
     Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any

Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
     Assessments. The term “Assessments” shall mean any additional amounts of capital which may be mandatorily required of, or paid voluntarily by, a Stockholder beyond his subscription commitment excluding deferred payments.
     Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
     Capital Contributions. The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan, in the Company by a stockholder or by all stockholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.
     Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owned” and “Constructively” (as the context requires) shall have the correlative meanings.
     Front End Fees. The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Sponsor.
     Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is qualified to perform such work.
     Investment in Program Assets. The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Company (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent (3%) shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.

     Liquidity Event. The term “Liquidity Event” shall mean (i) a Listing, (ii) a sale or merger in a transaction that provides Stockholders with cash and/or securities of a publicly traded company or (iii) a sale of all or substantially all of the assets for cash or other consideration.
     Organization and Offering Expenses. The term “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by and to be paid from the assets of the Company in connection with the formation, qualification and registration of the Company, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending, supplementing, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.
     Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
     Promotional Interest. The term “Promotional Interest” shall mean a percentage interest of the Advisory in all revenues, costs and expenses of the Company, other than Front End Fees, for which the Advisor is not obligated to make a Capital Contribution in the form of cash or tangible property.
     Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, trust, corporation, or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.
     Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Company and the issuance of securities of a Roll-Up Entity to the Stockholders. Such term does not include:
          (a) A transaction involving Securities of the Company that have been for at least twelve months listed on a national securities exchange; or
          (b) A transaction involving the conversion to corporate, trust or association form of only the Company, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

               (i) Stockholders’ voting rights;
               (ii) The term of existence of the Company;
               (iii) Sponsor or Adviser compensation; or
               (iv) The Company’s investment objectives.
     Sponsor. The term “Sponsor” shall mean any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Company, (ii) will control, manage or participate in the management of the Company, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Company, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Company, (vi) possesses significant rights to control assets, (vii) receives fees for providing services to the Company which are paid on a basis that is not customary in the industry or (viii) provides goods or services to the Company on a basis which was not negotiated at arm’s-length with the Company. “Sponsor” does not include any Person whose only relationship with the Company is that of an independent manager of the assets and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. For purposes of this Charter, we refer to the Sponsor as the “Adviser.”
ARTICLE XV
INVESTMENT COMPANY ACT
     If and to the extent that any provision of this Charter conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act shall control.
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     IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 19th day of February, 2010

SIGNATURE OF INCORPORATOR:
By:	/s/ Steven T. Anapoell
Steven T. Anapoell

     I hereby consent to my designation in this document as resident agent for this Corporation.

CSC–LAWYERS INCORPORATION SERVICE COMPANY:
By:	/s/ Elinam Renner
Elinam Renner
Assistant Vice President